Exhibit 99.1

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

DIGESTIVE DISEASE WEEK UPDATE

XIFAXAN™ Investigated in Crohn’s Disease and Small Bowel Bacterial Overgrowth

RALEIGH, NC, May 18, 2005 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today reported results of three investigator-initiated trials of XIFAXAN™ (rifaximin) tablets 200 mg that are being presented at Digestive Disease Week® 2005 (DDW) today. These posters are available for viewing from 8:00 a.m. until 5:00 p.m. today. The investigators have been requested to be present at their respective posters from 12:00 noon until 2:00 p.m.

Mild-Moderate Crohn’s Disease

Dr. Asher Kornbluth, Associate Clinical Professor of Medicine at Mount Sinai School of Medicine, et al. conducted a trial in 30 Crohn’s patients to assess the efficacy and tolerability of rifaximin in patients with mild-moderate Crohn’s disease who had failed multiple baseline therapies. Rifaximin was dosed 600 mg daily (200mg TID) in 10 patients and 800 mg daily (400 mg BID) in 20 patients. Clinical outcome, assessed using the Present-Korelitz score, was dependent on disease location; 43% of patients with ileitis improved, 67% of patients with ileocolitis improved and 63% of patients with colitis improved. The only adverse event was oral thrush in 1 patient.

Severe Crohn’s Disease

Dr. Ellen Scherl, Associate Professor of Medicine, Joan and Sanford I. Weill Medical College, Cornell University, and Director, Inflammatory Bowel Disease Center, New York Presbyterian Hospital, et al. investigated the efficacy and tolerability of rifaximin 800 mg daily (400 mg BID) in 8 patients with severe Crohn’s disease refractory to conventional therapy. Rifaximin was dosed from 10 days to 5 months and the median time to response was 8.9 days. Patients experienced a mean improvement in Harvey Bradshaw index (a clinical index of Crohn’s disease activity) of 63.1%.

Small Bowel Bacterial Overgrowth

Dr. Leonard Baidoo, Graduate Hospital, Philadelphia, PA, et al. investigated the efficacy and tolerability of rifaximin 800 mg daily (400 mg BID) for 14 days in 14 patients with lactulose breath test-documented small bowel bacterial overgrowth. Patients in the study had underlying diagnoses of Crohn’s disease, scleroderma or mixed connective tissue disorder. In this open label study mean time to onset of response was 4 days and mean time to complete remission was 10 days. Thirteen of the 14 patients responded, and 92% of responding patients had complete remission and 8% reported a greater than 50% response. Mean bowel frequency decreased from 9 daily to 2 daily and all patients reported decreased fecal urgency and complete resolution of abdominal pain. No adverse events were reported.

Digestive Disease Week (DDW) is the largest international gathering of physicians, researchers and academics in the fields of gastroenterology, hepatology, endoscopy and gastrointestinal surgery. Jointly sponsored by the American Association for the Study of Liver Diseases (AASLD), the American Gastroenterological Association (AGA), the American Society for Gastrointestinal Endoscopy (ASGE) and the Society for Surgery of the Alimentary Tract (SSAT), DDW takes place May 14-19, 2005 in Chicago. The meeting showcases approximately 5,000 abstracts and hundreds of lectures on the latest advances in GI research, medicine and technology. For more information, please visit www.ddw.org.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. XIFAXAN™ (rifaximin) tablets 200 mg are indicated for the treatment of patients (≥12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

For full prescribing information on Xifaxan, please visit www.salix.com.

Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

XIFAXAN™ is licensed from Alfa Wassermann SpA.

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include market acceptance for approved products, management of rapid growth, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.